EXHIBIT 99.2

American Eagle Outfitters, Inc.

Third Quarter 2013

Conference Call Transcript dated December 6, 2013

Operator: Greetings and welcome to the American Eagle Outfitters third-quarter 2013 earnings conference call.

As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, you may begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning, everyone. Joining me today for our prepared remarks are Robert Hanson, Chief Executive Officer, and Mary Boland, Chief Financial and Administrative Officer.

Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Our comments today will focus on results from continuing operations and include other non-GAAP adjustments. Please refer to the tables attached to the press release. We’ve also posted a third-quarter financial supplement on our website, which Mary will refer to.

Now I’ll turn the call over to Robert for opening remarks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Good morning. Our third-quarter results were clearly unsatisfactory and not consistent with our objectives. While we saw some signs of improvement to our execution, it’s not where we need to be. We continued to operate in the most challenging sector of retail, where there has been intense promotional competition and tepid consumer spending. This has lead to weak store traffic and a high level of promotional activity.

Within this context, our third-quarter comparable sales were down 5% against a 10% increase last year. We saw a sequential improvement from the second quarter’s comp decline of 7%. In the third quarter, good expense management was offset by top-line pressure and weak merchandise margins. Adjusted EPS of $0.19 was ahead of our early expectations. However, the 54% decline to last year was not an acceptable performance.

As we discussed during the second quarter, our assortments, primarily in women’s, did not deliver trend relevancy and the value our customers expect. This led to weakness in our key items business, including knit tops during the back-to-school season. Late in the quarter we delivered a stronger focus on key items in core and core fashion, including women’s sweaters and fleece, which demonstrated improvements from earlier trends. Women’s comps during the third quarter were consistent with men’s, which declined in the mid single digits.

Business conditions in our North American mainline stores remained tough. We need to deliver stronger assortments and insure we have compelling, innovative key items at outstanding value. In order to win, we need to be differentiated and deliver excellence in trend and quality, combined with a great customer experience.

Before I turn the call over to Mary I’d like to review a few highlights. Our direct business grew 17% in the quarter, which followed a 26% increase last year. Investments in omnichannel initiatives are paying off. Growth was driven by higher conversion in our web business as we make improvements to our online shopping experience. Revenue from our newly launched mobile app more than doubled compared to last year.

Our focus areas for the aerie brand, which includes side-by-side formats, international and the online business, generated solid results in the third quarter, while the standalone stores were disappointing. We continue to close underperforming stores to strengthen the fleet, and are working to sharpen our overall shopping experience. Factory stores delivered a positive mid single-digit comp in the quarter. We’re very pleased to see the strong demand at factory even in a tough environment. Our made-for-merchandise, which now represents about 50% of the assortment, continues to perform very well.

We continued to grow our international presence with total licensed revenue rising in the mid single digits. During the quarter we added four international locations, including two stores in Israel and one store in both Japan and the Philippines. And we’re encouraged by the initial response to these stores, particularly in Japan, our strongest license market. Our Company-owned stores in Mexico continue to perform extremely well.

Now a few comments on the start of the holiday season. Although business conditions remain volatile and promotional, we saw sequential sales improvement during the week of Black Friday. We’ve also seen a fairly significant shift to online shopping with our eCommerce sales reaching record volumes on both Thanksgiving and Cyber Monday when sales were 45% above prior peak. We saw positive consolidated comps over Thanksgiving weekend through Cyber Monday. However, sales have been promotionally driven which is pressuring margins, which Mary will now review.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Robert. And good morning.

From a financial standpoint, the third quarter was disappointing. In a highly competitive retail segment, promotional pressures weighed heavily on margins. Yet we met our objectives of clearing through inventories and managing our expenses during a volatile period. Total revenue for the period ended November 2, 2013 compared to the period ended October 27, 2012 decreased 6% to $857 million.

On comparable weeks, total revenue declined about 2%, and consolidated comparable sales declined 5% against a 10% increase last year. The average unit retail and average dollar sale declined approximately 9% as a result of an increase in promotions. Traffic was weak yet conversion was up about 1%, resulting in higher transactions and unit sales per store.

Consolidated American Eagle Outfitters brand comps decreased 5%, aerie comps decreased 3%, and the total online business grew 17% compared to last year. Additional sales information can be found on page 5. The consolidated gross margin declined 670 basis points to 34.9%. 590 basis points of the decline primarily reflected competitive pricing pressures and increased markdowns, which was partially offset by 70 basis points of non-merchandise cost improvement.

Buying, occupancy and warehousing costs increased 150 basis points as a rate to revenue due to the deleverage of rent on negative comps and increased delivery costs. Selling, general and administrative expense decreased 6% and leveraged 10 basis points as a rate to revenue. Lower incentive and travel costs were partially offset by filling open positions at the corporate office and expense related to the opening of factory stores and omnichannel initiatives. We are staying disciplined in expense management and working hard on redirecting costs toward critical long-term initiatives and delivering leverage.

Depreciation and amortization increased 2% to $32 million, deleveraging 40 basis points. The increase was primarily due to new stores and IT investments. Operating income for the quarter was $61 million, down 52% to last year. And adjusted EPS of $0.19 decreased 54%. Including the $0.06 charge related to the closing of our distribution center, EPS was $0.13 per diluted share.

Now turning to the balance sheet. Starting with inventory, which can be found on page 6 of the presentation, we ended the quarter with inventory at cost per foot up 6% against a decline of 11% last year, which reflects the impact of the timing shift of the merchandise receipts due to the 53rd week last year. On comparable weeks, inventory at cost per foot would have increased in the low single digits.

Looking forward, we expect fourth-quarter ending inventory at cost per foot to decline in the high single digits against a decline of 8% last year. Importantly, the decline in Q4 reflects a change in inventory ownership terms. Excluding the change in ownership terms, we expect year-end inventory to be up in the low single digits.

We ended the third quarter with $367 million in cash and investments. We expect capital expenditures to come in around $250 million this year, roughly broken down as follows. $50 million for stores, which includes new factory stores which are generating a year one ROI of over 80%; $30 million for store remodeling and maintenance costs; $80 million for the new distribution center, which will provide needed capacity for our growing online business; and $90 million for new systems and home office-related costs, largely centered on upgrading legacy systems and building omnichannel capabilities.

This year we expect total square footage to increase in the mid single digits. The primary focus of new store growth is factory stores, with 29 new openings so far this year, and another 10 opening in the fourth quarter, most of which were completed by Thanksgiving. As Robert mentioned, we added four international licensed stores in the quarter. Additional information on store activity can be found on pages 9 through 11.

Now, regarding the outlook, based on quarter-to-date trends of negative mid single-digit comps continuing for the remainder of the quarter, we expect fourth quarter EPS to be in the range of $0.26 to $0.30. Also, keep in mind that due to the 53rd week last year we give up about $50 million in net revenue. Our guidance compares to adjusted EPS of $0.55 last year and excludes potential impairment and restructuring charges. We are focused on controlling the controllables and expect fourth quarter SG&A expense to decline in the low double digits and leverage sales.

I’d like to underscore our commitment to maintaining strong financial discipline across inventories, expenses and capital deployment. We are capable of much stronger financial performance. And we are highly focused on delivering improved profitability and return to shareholders.

Thanks and now I’ll turn it back to Robert.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Mary.

2013 is not the year we’d planned for. Yet we’ve been working to set the stage for an improved performance in 2014. We expect conditions to remain challenging and we’re planning accordingly. To strengthen margins, we’re focusing on the following: improving our speed to market with innovative and trend relevant product; engineering merchandise to deliver the style, quality and value our customers expect at higher IMUs; evolving beyond store-wide promotions to lower our markdowns; and redirecting expense towards high-return strategic growth.

As we move into 2014, we expect to further strengthen our fast-track speed-to-market process. We began this work this year and saw some benefit and learned a lot. It takes time to change a process. And as we move through next year we expect to see the benefits from better and faster execution and improved IMUs due to further enhancements to our production and sourcing capabilities.

We are working hard to drive efficiencies across the organization and ensuring all expenses and investments are funding areas with the highest returns. We’ve been evaluating activities and processes in our brick-and-mortar fleet, removing complexities, streamlining operations, and going after all low ROI spending. Specifically, we’re aggressively going after the expense within our North American mainline fleet to improve profitability, while ensuring we continue to deliver a strong customer experience.

While we look to fortify our North American mainline chain with store upgrades and fleet repositioning, as consumer dynamics evolve at a rapid pace, we are redirecting our investments towards areas of growth, including omnichannel, global expansion and factory stores. These are high-return business segments which diversify our business and will be key drivers of our future growth and success.

A few highlights include, the anticipated opening of our new distribution center next year will more than double our current capacity for eCommerce. Our need has been further underscored by the recent record sales volumes and rapid growth this year. The opening of Hazelton will also reduce our outbound transportation costs by 10% to 20%, and will allow us to offer one day delivery to a significant portion of our Eastern seaboard customers.

Buy online, ship from store will begin in the spring, enhancing our customer experience and driving inventory turns. Next year, we’re also planning on opening 26 new factory stores, bringing our total to about 140 stores. We continue to see strong productivity and high profitability here with minimal cannibalization of our mainline stores.

We recently signed new license store agreements across Central and South America and Thailand, where our first stores will open in the summer. We expect to end 2014 with at least 100 license stores in over 20 countries. Our strongest license market, Japan, will get 5 to 8 new stores next year. Growth will also continue in our Company-owned international markets with several new stores in China and 10 in Mexico where we have strong customer demand.

Lastly, with our commitment to further build our talent base and focus on succession planning across the organization, we’re pleased that Chad Kessler will be joining American Eagle Outfitters as Chief Merchandising and Design Officer for the AE brand in early February. He’s recognized as one of the top merchandising and design talents in the business. And brings to us a depth of experience in US specialty merchandising, as well as recent experiences in global luxury and multi-channel merchandising and design.

Chad succeeds Fred Grover, who announced his plans to retire from AEO next year. Over his 35 year tenure with AEO, Fred has played an integral role in building this business and has been a great partner to me. Fred has generously agreed to stay on through mid year to ensure a smooth transition for Chad.

To sum it up, as we look ahead, we’re aggressively adapting to a fast-changing retail environment, working hard to manage expenses and drive efficiency and returns in both SG&A and capital deployment. We are absolutely determined to win in 2014. We have an outstanding team of associates and strong brands that continue to attract the broadest base of youth consumers in specialty retail.

Thanks for listening and now we’ll take your questions.

Operator: (Operator Instructions)

Thomas Filandro with Susquehanna.

Thomas Filandro-SIG-Analyst: Hi, thank you. First, just want to wish everybody and families a very happy and healthy holiday season.

Robert, what would you characterize as the most significant adjustments you made in the women’s business for spring? What do you consider the greatest opportunities in women’s for the first half? And I just have one question that’s related to this. Outside of this speed-to-market initiative, have you made any additional process adjustments to ensure that future flow does remain, as you say, trend relevant? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Great questions, Tom. I think the most significant adjustments we’ve made is that we, as we mentioned earlier in the year, we had a strong fashion assortment performance, and have continued to throughout the year. But we were underperforming in our core and core fashion. So the women’s merchandising and design teams have been really focused on delivering outstanding value and trend-relevant core and core fashion merchandise.

If you look at my comments earlier, we really focused on categories we need to win and be famous for in the back half of the year, like sweaters and fleece. And those are demonstrating strong performance for us at the moment. So, without speaking specifically about things we’re going to be doing next year, what I’d say is the team is really focused on balancing their efforts to ensure that 50% of our business comes from the most outstanding core assortment in the marketplace, about 35% comes from the most outstanding core fashion, and the balance from fashion.

The opportunity that we have is to really go into each season both tested as well as much more open. Where I give the women’s merchandising and design team a lot of compliments, everything that we’re bringing into the market next year will have been either tested in our Eagle Eye program or through extraction tests. So, we’ll have early reads and can make adjustments to the assortment, content as well as the emphasis of the buys behind the assortment.

And, most importantly, we remain open, both in open to buy as well as in customer choices, in March and April. And we are extremely open as we look at the second quarter. And that’s a result of the fast-track process that we put in place. And I think that’s probably the greatest addition in terms of process adjustments, is the discipline around our testing process, combined with our speed to market and fast-track processes, giving our women’s merchandising team a lot more flexibility to ensure they’re delivering trend-relevant assortments at great value.

Thomas Filandro-SIG-Analyst: Fantastic. Best of luck.

Operator: Simeon Siegel with Nomura.

Simeon Siegel-Nomura-Analyst: Thanks, good morning, guys. Robert, to your points about the environment, how do you view the US promotional landscape looking beyond holiday?

And then, Mary, what were the non-merchandise cost benefits in Q3? Do you see further opportunity there in Q4? And just given your color on the SG&A, what is the implied gross margin rate within the guidance for Q4? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: I think we believe that 2014 is going to be challenging and we’re preparing for it. The thing that we are extremely focused on, though, is to make sure that we are improving our speed to market so we can put out more trend-relevant assortments, that we’re building our product to deliver outstanding trend relevancy and great value but at higher IMUs.

Most critically, to address your point on promotional cadence, we have been unhappy about the reliance upon box off promotional events throughout this year;, and are working quite diligently cross-functionally to make sure that we can drive traffic, both new-to-file customers as well as more from our repeat customers, by either promotional activities versus box off to improve our markdown rates.

We expect the promotional environment to continue to be extremely strong and challenging domestically and, frankly, volatile. But we are in the process of testing a significant number of ideas to try to drive the traffic we need at improved profit rates. And that’s how we’re preparing but, in addition, controlling the controllables. We have a really strong focus on channeling our SG&A capital investments to high-return ideas.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And your question on non-merchandise cost improvement, it was all driven, or was primarily driven by lower incentives planned for 2013. And then in terms of implied gross margin, I would assume the same continuing trend as we saw in Q3, same for Q4.

Simeon Siegel-Nomura-Analyst: The same. When I look back historically, so Q4 is typically a more promotional to lower margin rates. When you say the same —?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: The same decline versus LY as we saw in Q3. So, seeing that continued trend from Q3, moving on to Q4, as well.

Simeon Siegel-Nomura-Analyst: Got it, perfect.

Operator: Paul Alexander with Bank of America Merrill Lynch.

Paul Alexander-Bank of America Merrill Lynch-Analyst: Hi, thank you. Robert, could you talk a little bit more about the improved core and core fashion styles? It sounds like sweaters and fleece have improved. How strongly have they improved?

And have other categories fallen off more? Or are there other categories that didn’t get quite as much attention as the sweaters and fleece up front? What other categories need to be addressed?

And then on the hire of Chad, where do you think he can help Eagle the most? And with him coming from Urban, does that foreshadow contemplating carrying a greater amount of third-party product or broader assortments? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Paul, let me talk about both our men’s and our women’s business, but starting with women’s. If I look at our mainline doors, we had a strong performance across a number of categories. Obviously I’ve mentioned sweaters and fleece. But we had a really strong performance in our pants business, as well as categories like skirts. And we met our expectations in our denim business, is the way that I would describe that.

Our outlets, tops and bottoms business, particularly the made-for-factory product, also dramatically exceeded expectations. We’re very much focused on our Famous For categories. We continue to repeat that — denim, pants, shorts, fleece. Our knit programs in the back half of the year, programs like sweaters.

On the men’s side of the business we had really strong performance in mainline in our bottoms business. And we had strong performance in sweaters, as well. The outlet’s made-for-factory product also performed extremely strongly. So, that’s the approach that we’re taking.

In both men’s and women’s we’ve had stronger performance in fashion but it represents a smaller portion of our mix. We want to keep it at about 20% to 25% of our total business, and balance that with the best and most valuable core and core fashion products in the marketplace.

We’re excited to have Chad join us. I think he’s got a breadth of US specialty store experience. But recently he had experience in global merchandising in a luxury market. And then has been in the multi-brand, multi-channel environment that Urban Outfitters represents.

We need to onboard him, we need to give him the opportunity to understand us and to assess his abilities to make contributions. But what we’re excited about is he will bring a new perspective to us as we transform the Company moving forward. And especially as we position our brands to be iconic competitors on the global stage. I think we feel the complement of all of his past experience is going to bring a lot of benefit to the Company.

Operator: Adrienne Tennant with Janney Capital Markets.

Adrienne Tennant-Janney Capital Markets-Analyst: Thank you. Good morning, everybody. Robert, my question is — either Robert or Mary but I think to Robert — is on the end-of-year inventory position.

First of all, does that include any earlier receipts from the earlier Chinese New Year? And when can we expect to see the notion of a GMROI inflection. I like to look at that. Or, asked another way, inventory dollars growing in line with sales. So that’s my first question. And then, Mary, I do have a follow-up for you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Adrienne, I’ll let Mary take both questions. And then if I can answer anything on the inventory strategic, I’m happy to do it. Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, on the inventory at the end of Q4, really no material impact here on the Chinese New Year. As I mentioned in our guidance, when you net out the change in ownership terms, we’re expecting to be up in the low single digits. So, that seems to be in line with how we’re planning the business for next year.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: The one thing I would just add is, as we go into the first half of next year, we did have some operational missteps throughout the first and second quarter, especially in some of our core Famous For categories — denim, pants, polos, our Legend program — were all under-inventoried, especially in men’s but denim across both men’s and women’s. And our transitions were not what we wanted them to be. So, we are making strategic investments and those will moderate as we go into the back half of the year, Adrienne.

Adrienne Tennant-Janney Capital Markets-Analyst: Okay. Does it concern you that some of your competitors are also not necessarily being that conservative on inventory? My question is how much of this is within your control and how much of it is over inventory across the teen sector?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: We’re going to play our game on our field. And I think we’ve been able to end each quarter clean, move into the next quarter open with the right investments behind the assortment. That’s our intention moving forward. We’re not concerned that we’re over-inventoried. I think we are concerned about the promotional environment and what it has taken for us to move the inventory, which is obviously negatively impacting margins. So, we’re going to stay very focused on this issue. You know we have a strong focus as an organization to improve our returns and to drive our inventory turns, and that will continue to be a focus. We even incent the leadership team here on inventory turns.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, and I would just second everything Robert said. And if you think about the volatility of the business that we’ve seen in Q2-Q3, and we’re still experiencing now, we’ve been able to, I think pretty effectively, manage through our inventory, and end the quarter without any significant hangover of inventory. So, it feels fairly well managed at this point, and that’s our plan for next year, as well.

Operator: Anna Andreeva with Oppenheimer.

Steven Zicone-Oppenheimer-Analyst: Yes, hi guys, good morning. This is actually Steven Zicone on for Anna. Just looking into 2014, how should we think about expenses, as you guys are obviously playing defense, controlling the controllables within your longer-term investments, continue?

And then also on 2014, CapEx should be coming down next year. Can you just give us an update on your priorities for cash? We know you haven’t been buying stock for some time. Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Sure. On expenses, as we’ve talked about, we continue to stay very focused on managing our expenses, and ensuring we continue to drive leverage on our SG&A. And one of the areas that we have spent a lot of time on here is looking at redirecting the costs from the declining business to help fund our growth initiatives. So, therefore, a lot of the growth investment therefore does not become incremental to our SG&A line. It’s a balance we’re trying to walk here but very aggressively looking at our SG&A pretty much across the board.

In terms of CapEx, next year looking to spend somewhere in the $230 million to $250 million range. Our new distribution center, that investment bridges two years, as that distribution center opens in June of 2014. We’ll continue to invest in factory store growth, as Robert mentioned, our international growth. And we have under-invested in the past in our basic infrastructure in the Company and we need to continue on that path for next year, as well.

So, in terms of just general capital allocation our first and foremost priority is to invest in the Company and invest in growth. We’ll continue to look from a share buyback perspective to offset dilution. But, again, the highest priority is to invest in the Company and in growth.

Operator: Susan Anderson with FBR Capital Markets.

Susan Anderson-FBR Capital Markets-Analyst: Good morning, everyone, and thanks for taking my questions. I was wondering, on the promotion front, it seems like AURs are really coming down, especially in the teen sector. Do you think this is a new level of prices? And if so, it sounds like you have a lot of great initiatives for 2014. Maybe talk about what areas of the business you can make more efficient to offset that on the cost side, such as within the supply chain or distribution channel.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: I think we expect 2014 to continue to be challenging and the promotional environment that we experience to continue. And there are dynamics that are changing the way consumers behave. Technology and the level of global competition that’s affecting the US marketplace now is clearly having an impact on the customers’ value perception. Our greatest asset, obviously, are our brands, our ability to identify and commercialize trends more rapidly than our competition. And then make sure that we’re building product that is the most trend-relevant, offering the best value but at improved IMUs.

So, specifically to your question on what we’re doing, is we’re really challenging our merchandising design and production team to build product that has the intrinsic value our customers expect but at higher margins. And we’re being relentless about that. As I mentioned earlier, we are looking to drive traffic with alternative approaches to the promotional cadence versus box off promotions, which really impacted our profitability and average unit retail this year.

And then, as Mary mentioned earlier, we’re very committed to making sure that our SG&A and our CapEx is put behind high-return investment activities. The greatest opportunity we have, without compromising the superior customer service we provide to the broadest base of customers in the sector, is to really look at how to drive efficiencies in our mainline fleet within the North American marketplace.

We’ve been running that business very consistently to how it’s been run during the growth years of the Company. And as the fleet has matured and we’re in this environment, there are clearly opportunities for us to improve our efficiency without compromising the customer experience.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then I would just add to that that when you look at our overall cost base, how I like to think about it is in three buckets — people, process and technology. And, so, we’re looking at every area, looking at every area to drive efficiency in how we do work today. Some of the technology we’re investing in should be driving efficiency as well, too. Looking at things like shipping direct to stores versus via the distribution network. So, basically every expense line is under scrutiny, and that’s how we’re focusing. It’s really, truly an across-the-board effort here, not a single silver bullet.

Operator: (Operator Instructions)

Paul Lejuez with Wells Fargo.

Paul Lejuez-Wells Fargo-Analyst: Hi, thanks guys. Robert, it sounds like you guys expect AUR pressure to continue. But correct me if that’s not right. But you’re also talking about higher IMUs. And IMUs you guys control, you set the prices, but the consumer really sets the out-the-door margin.

So I’m just trying to understand, what’s the outlook on when AURs can possibly turn positive? Do you have any initiatives on the AUC side? Are you considering maybe reducing the quality in the product? I know companies don’t ever like to really admit to that, but I’m just wondering what you have going on in terms of building up to that out-the-door gross margin equation. Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. On AUR, we expect it to remain under pressure. But, Paul, we’re really clear about what our customer expects in terms of an average out-the-door price, especially for our core and core fashion items. I think fashion is a bit more volatile based on the success of your assortment seasonally. But in terms of core and core fashion we do an extensive amount of work to evaluate the average unit retail.

We have an initiative under way next year to make sure that we’re sharpening our strategic approach to pricing. And we’ll bring you up to speed as we are able to test and scale that initiative over time. And we think it will just make us smarter by category down to the customer choice level. But we do a lot of very specific quantitative work to make our pricing choices.

The greatest opportunity we have is to build a product that meets the customers’ expectations and trend relevancy and quality. We will not compromise physical or aesthetic quality. But we believe that there is waste in our product that doesn’t deliver intrinsic consumer value and costs us IMU, and we’re going after that. The other opportunity, obviously, is to reduce our markdown rate.

So, although we expect the AUR pressure, we gave up a lot of margin this year because we had to over-rely on box off promotions to drive the traffic. We think we can be better. We’ve got great brands. We need to learn how to attract new customers to the brand and get more out of our repeat customers by marketing in a different way.

We would like to market key items at great value in a way that will drive the traffic we need to deliver an improved performance overall and reduce that markdown rate. We won’t reduce the quality or the aesthetic quality of our garments. That’s not a way to win in the long term.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And if you look, Paul, at our IMU, Q3 and Q4 of this year versus last year, basically flattish both quarters. So, clearly, we need, as Robert just articulated, to drive for some improvement in IMU as we go through next year. And it’s all about finding the right price value relationship while still giving our customer the product that they want and have come to enjoy over the years.

Operator: Janet Kloppenberg with JJK Research.

Janet Kloppenburg-JJK Research-Analyst: Good morning, everyone. I’m happy to hear about the succession plan. That’s terrific. Maybe you could comment on Roger’s plans. I think he may be retiring at the end of this year but staying on as a consultant.

I also wanted to ask Robert, I know you said some or most of the products for the spring had been tested. I wondered if you could talk a little bit about the results and if you’re encouraged there.

And also the factory numbers are very impressive. And given that it’s only 50% made for factories, the remainder, I assume, reflects what’s in the full-line stores. So I wondered if you could tell us maybe some of the learnings that you could take from factory and apply to the full-priced stores. And happy holidays to all of you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Happy holidays to you, too. Just on Roger, really quickly, I think we’ve always, we’ve been communicating pretty consistently. Rogers a great partner to me. We have a great relationship. He’s generously agreed to stay on for a four-year consultant fee period, to be available as much or as little as we need him to be. So, we’re not feeling particular pressure to succeed him at the moment because I think he will stay actively involved appropriately in the business.

We’re very excited to have Chad join us for the reasons that I mentioned in the earlier question. I think not only his experience in US specialty but the fact that he’s had global merchandising and multi-channel merchandising, design and planning leadership experience, and has worked both in specialty as well as in the market, is going to bring a fresh perspective to the Company, which we’re excited to leverage.

The testing process that we have in place, Janet, is a process Roger’s put in place for some time. I think we just did not — in the toughness of the business this year we haven’t used it in as disciplined of a way. What I can say now, having just reviewed our Q2 assortment and buy plans with the team this week, our men’s and women’s merchandising and design teams are very disciplined in making sure that they either Eagle Eye or extraction test the assortment almost in its entirety. We pull out our Famous For categories and we go even deeper into those to make sure that we’ve got the right product, that we’ve ranked it correctly, and that we’re putting the right investments behind it.

I think the benefit of that process is that we make adjustments before we actually trigger the bulk production, so that we’re investing behind the assortment in a smarter way. And are encouraged by what we’ve learned and how that will hopefully make us smarter as we enter 2014. Most critically, in my response to a prior question, we have a lot of open, both open to buy and customer choices, in Q1 and a significant amount in Q2 to react to the results of the test.

Factory — the greatest learning there has just been there are some excellent raw materials that the factory team has identified that, frankly, can be a part of our building product in the mainline. As we’re pushing the factory team to get even more value driven and drive up their there IMUs, they’re handing over some raw materials that we think actually meet the standards for our mainline business, which will help us meet the IMU challenges that we’ve talked about earlier there.

Operator: Kimberly Greenberger with Morgan Stanley.

Kimberly Greenberger-Morgan Stanley-Analyst: Thanks so much, good morning. I’m wondering if you could talk about any benefit of lower incentive comp in third quarter SG&A, and if you expect some benefit as well in the fourth quarter.

And then, Robert, you talked about looking out into 2014 you expect the environment to remain challenging. But you’re planning inventory to grow in the low single-digit range, which doesn’t really align with an ongoing difficult environment. So I was just wondering if you could reconcile those thoughts for us.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay. On the SG&A for Q3, the dollar reduction in SG&A over last year, a fair amount of that reduction was driven by incentive comp. But if you look underneath the covers of the SG&A reduction, the team has been able to reduce other costs in order to fund our growth initiatives. So, while incentive comp was a big driver, there’s a lot going on underneath that that is helping to shift our cost base to fund our growth initiatives.

And then in Q4, our reduction in SG&A, it’s about one-third of it roughly is related to incentive. And then the rest of it is, again, the work that the team is doing on reducing overall cost.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And, Kimberly, on the inventory, what I would say is even in a very tough environment this year we’re on track to increase our inventory turn enterprise-wide and meet the targets that we established this year. We’re extremely focused on it. As I mentioned in an earlier response to a question that was asked, we were under-invested in some critical categories that we’re famous for throughout all of the first half of the year. We had a combination of operational misssteps, planning misssteps, and some production fall out in categories like denim, pants, our Legend program in men’s, and our Polo program. And we are strategically investing behind them.

If you take those out of the equation and you look at do our inventory plans match our sales plans, they do. Our mainline business is what’s under pressure here. We are growing our direct business, we’re growing our factory store business, we’re growing our aerie side-by-side and shop-in-shop business, we’re growing our international business. And we have to invest behind the growth there while we’re matching the inventory and sales plans in our mainline doors outside of those areas where we had to strategically invest on a like-for-like basis. So we feel confident in our plans.

Operator: Eric Beder with Brean Capital.

Eric Beder-Brean Capital-Analyst: Good morning. Happy holidays, guys.

Could you talk a little bit — Mexico is now almost a year. Could you talk about what you’ve learned there in terms of the customer and the customer base? And could you talk a little bit about the — I know you did this line of performance product, the AEO line, how did that go? And that’s it.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. So, we’ve been very pleased with our performance in Mexico. The initial response was well beyond our expectations, Eric. And I think I’ve mentioned that in prior calls. We adjusted, of course, our targets for our Mexico team up as a result of that. And I would say that we’re actualizing performance in line with that revised forecast, more or less.

We have seen a different business by market, to be honest. We’ve got a particularly fashion forward customer in Mexico City. That is also true of Guadalajara. We just recently entered Monterey. I think there was some concern that that customer has been a predominantly US customer purchasing from our border stores. But we haven’t seen at all any impact from the opening of our business there on our US border store business.

But we have seen a different composition of business. We’ll see shifts between the mix by gender, and the mix between core and core fashion. But, fundamentally, 70% of the core assortment that we run in the US is resonating for our Mexico customer. And obviously it’s based on climate and particularly cultural requirements. For example, Mexican female consumers don’t wear shorts often so it’s a distortion of our denim and our pants business. Those kinds of adjustments are the kinds of things that we’re making. But we’re very pleased.

Our performance business was disappointing. We had some strong performance product in both men’s and women’s. We’re going to take those products and bring them into our core sportswear assortment. And, in particular, in men’s there were a limited number of tops products that we think we can merchandise along with our performance underwear program in the assortment. And then there were some real winners on the women’s side but we’re going to migrate those products into our sportswear assortment and not continue with the performance assortment moving forward.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then I would just add on Mexico, what’s encouraging for us to see is that the store productivity is higher than what we’re seeing here in the US. Way early to call a trend, we’re very early in the journey, but the early indications are very positive.

Operator: Dorothy Lakner with Topeka Capital Markets.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks and good morning everyone. Happy holidays, too. Just a quick precision on where you are in made-for-outlet product, what the percentages, where you expect to be next year. But mainly I wanted to ask about systems initiatives and if you could just update us on where you are there going into 2014.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. On the made-for-factory product we’re at 50% now. And that product is outperforming our expectations. We’re very happy about it because it’s a way for us to differentiate the assortment from our mainline doors. In fact, it’s allowing us to elevate, if you will, the aesthetics and trend relevancy of our mainline assortment as we drive even harder at great value, the core Famous For categories in core and core fashion in our factory store business. We expect to grow the mix of made-for-factory products from 50% up to probably as high as 70% to 75% in 2014. And that will represent an opportunity.

And, without getting into a tremendous amount of detail, we’re on track with all of the systems initiatives that we’ve spoken of over the last couple calls. I think Mary mentioned we’re going to slightly moderate our capital investment spending this year. But we intend to keep the investments behind that because we need to really build the infrastructure that would enable us to scale, to become a global efficient and effective global competitor with consistency across our business units. And at the same time we’re diverting some investment away from infrastructure into customer-facing technology enhancements. I’ve spoken about those in the past.

All of those are really focused on making sure we’re fortifying our ability to compete in the omnichannel environment initiatives like buy online/ship from store, mobile point of sale, the development of our mobile business in particular, which was double the prior year rate of performance during the Thanksgiving period, are all areas offer focus for us.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes. And I would say on that last point, in particular around the online performance on Monday where we were 45% above any historical standard. Our site performed well, our mobile site performed well, which is a lot of the work, infrastructure work, that has been going on this year to ensure our ability to grow there. So it was nice to see that proof point come to fruition here in the last week.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: And just to add a fun fact to that, if you put the size of what happens from Thanksgiving through, we call it, Tech Tuesday, in perspective to the total business, Thanksgiving, Black Friday, Cyber Monday and Tech Tuesday delivered about 10% of the annual revenue of our direct business, those four days alone. And we had 100% stability on our site performance. So I give a tremendous amount of compliment to the direct team and our IT team for being able to deliver that kind of performance.

Operator: Richard Jaffe with Stifel Nicolaus.

Richard Jaffe-Stifel Nicolaus-Analyst: Thanks very much, guys. Just wondering about the improvement you’ve seen with the reassortment that took place in October. Did you see any changes in the core and core fashion businesses, as you did the floor set in October I know you’ve talked about some improvement in the business over the holiday, which sounded more promotionally driven. I’m wondering if there’s some core strength or core fashion strength you could share with us.

And then if you could also just comment on depreciation for both Q4 and 2014. Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure, hi, Richard. We did see, like we said, from second to third quarter a sequential improvement in our comps. We saw men’s and women’s comps, which were down in the mid single digits, align. So we saw a nice improvement in our women’s performance.

And we did see — it was promotionally driven, to your point — but we did see a sequential improvement as we went through the month of November, particularly driven during the week of Black Friday. We would have wanted it to be more profitable and less promotional but it was what it was.

That wasn’t entirely promotionally driven. I would say the work that we put in, starting in late spring through the summer period, to adjust our assortments to put an emphasis behind core and core fashion, both denim and pants, as well as categories like sweaters and fleece that we have to win in the back half of the year, has paid dividends. Our most effective styles in those categories across both men’s and women’s have performed to expectations. And, especially with each new floor set, are delivering good sales at a less promotional environment.

When we’re in these big days we obviously have to be competitive. We’re not willing to give up market share, which is why we have been competitive. But, as I said earlier, we’re looking at ways of putting greater emphasis on our brands, the product assortments that we identify and commercialize to be the most trend-relevant, and how we can deliver better value on key items to our customers, so we can be more profitable moving forward.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And, Richard, regarding depreciation, expect Q4 depreciation to be up high single digits from LY. And then for 2014, expect depreciation to be up about roughly 20%. Obviously the investments in our new DC, our factory stores primarily and some of our infrastructure investment is driving that depreciation rate up a bit.

Operator: Brian Tunick with JPMorgan.

Brian Tunick-JPMorgan-Analyst: Hi, good morning, everyone. Robert, the question really, I think, is on the store closing opportunity. I think, if we think about where the four walls are going to shake out this year in the mainline stores, I’m assuming they have to be near all-time lows, not only for your Company but also for your peers. So, just thinking as you look as the eCom growth and you look at what’s been happening to mall traffic, how much faster would you consider closing 100, 200 stores? I know they’re making money now but just wondering, to get out of this competitive hamster wheel, how prepared are you to dramatically change the channel mix of the Company, given what’s going on out there?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Brian, that’s a silver bullet question, and we’re very focused on answering it. You’re right. I think the combination of fast global and technology-enabled competitors, the impact of technology on our customer, in particular, is really changing the way our customers engage with brands. That’s why we’re so focused on our omnichannel investments and diversifying our business base so that we have more tools to compete with and compete more profitably.

We do have a plan to close up to 50 stores per year at the moment. But what I would say is we have a very strong and robust real estate committee process where we look at the profitability of the fleet on a rolling basis.

Our A through C doors are extremely profitable. Even the C mall doors are throwing off close to $0.5 million of profit annually.

And it’s really the D through F malls that we’ll be looking at very aggressively. If we have questions, instead of doing long-term lease renewals we’re doing short-term renewals. If the stores are still profitable and delivering above our hurdle rates in terms of both operating profit and return on invested capital, we will roll them forward, but on a very short-term basis so that we can get clearer about the impact of the environment that you just described, and make sure we’re making the CapEx deployment decisions that are in the best interests of our shareholders in the medium to long term.

Operator: John Morris with BMO Capital Markets.

John Morris-BMO Capital Markets-Analyst: Thanks. Good morning everybody and best wishes for the holiday. Just a couple clarifications here, I think for Mary.

On the inventory, you’ve talked a lot about it, but unless I’m missing something here just describe to us a little bit more what’s meant by change in ownership terms, what’s happening there. Thinking back to when you gave the guidance on Q4 in terms of inventory a quarter or so ago, that was going to be coming in flat. So I’m just trying to ascertain if that was excluding what you’re talking about the change in ownership terms.

And then, secondly, we’ve talked a lot about SG&A already on this call at length, but I just want to make sure I’m understanding it correctly. You guys have done a fantastic job in managing expenses here from quarter to quarter. And you’ve also done a pretty good job of describing where it’s coming down. I’m just thinking about where the delta in terms of why it’s coming in significantly better than it had been before. I think you were referring — you said you’re reducing other costs to fund growth initiatives. So, can you just go underneath that a little bit and tell us where this other costs, if that’s explaining the delta that’s coming from SG&A? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Okay. In terms of the ownership term, basically what that is, is previously we would take ownership of our inventory at source. And we have changed our terms to take ownership at port here in the US. So, think about that 20 days roughly, 15 to 20 days of in transit. So, we’ve made that change.

We didn’t provide prior guidance for Q4 so we’re still looking, as I said earlier, end of Q4, excluding net ownership change, to be up slightly, low single digits. And that is our plan to match our overall sales plan.

In terms of SG&A, it really isn’t one single area that’s driving our lower cost. We have been at the expense line, line by line here, for several months, looking at areas to reduce costs. It’s around people, it’s travel, contract, professional fees. You name it, it’s every area of expense management. So we’re going to keep at that. We need to keep at that as a way to help fund our growth initiatives as we move into 2014, as well.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, that concludes our call today. Thanks for your participation. And we wish everyone a happy holiday season.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. And have a wonderful day.